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                                                                    Exhibit 99.1

                     UNIVERSAL HEALTH REALTY INCOME TRUST

                             367 South Gulph Road
                                P.O. Box 61558
                        King of Prussia, PA 19406-0958

              LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                March 26, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Universal Health Realty Income Trust has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and that there was availability of national office consultation on such audit. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                           Very truly yours,


                           Universal Health Realty Income Trust


                           /s/ Alan B. Miller

                           Alan B. Miller
                           Chairman of the Board and Chief Executive Officer